EXHIBIT 99.1

Contact: Vincent J. Milano

Vice President, CFO and Treasurer

ViroPharma Incorporated

Phone (610) 321-6225

Will Roberts

Director, Corporate Communications

ViroPharma Incorporated

Phone (610) 321-6228

VIROPHARMA ANNOUNCES ELIMINATION OF 2009 DEBT

-Company Elects to Auto-Convert Remaining $15.4 Million of Convertible Senior Secured Notes-

Exton, PA, July 5, 2005 -- ViroPharma Incorporated (Nasdaq: VPHM) today announced that it has delivered notice that it will exercise its right to automatically convert the remaining $15.35 million principal amount of its 6% Convertible Senior Secured Notes due October 2009 into 6,140,000 shares of common stock, pursuant to the terms of the Convertible Notes Indenture dated as of October 18, 2004. ViroPharma issued $75 million aggregate principal amount of the 2009 convertible senior notes in connection with the acquisition of Vancocin® from Eli Lilly & Company. ViroPharma has the right to elect to automatically convert 25% of the 2009 convertible senior notes issued under the indenture in any calendar quarter when the volume-weighted average price of ViroPharma's common stock exceeds $3.75 for 20 trading days during a 30-day trading period.

Following the auto-conversion, the company's Vancocin assets will be unencumbered. ViroPharma's aggregate outstanding debt will be $86.7 million, comprised entirely of 6% convertible subordinated notes due 2007.

"With this final auto conversion, we will have eliminated the entirety of the 2009 convertible senior notes from our balance sheet," commented Vincent Milano, ViroPharma's chief financial officer. "We are delighted to be able to improve our capital structure so dramatically in the last two months, reducing our overall debt by 57 percent. We will continue to focus on execution in all areas of our business, including our efforts to identify non-equity dilutive alternatives to manage the remaining 2007 subordinated notes."

The auto-conversion will occur on July 12, 2005 and the 2009 convertible senior notes will be converted at a rate of 400 shares of ViroPharma common stock per $1,000 of principal. In addition, pursuant to the terms of the 2009 convertible senior notes, because these notes are being converted prior to October 18, 2007, ViroPharma shall also pay the make-whole payment on the auto-conversion date to the holders of all 2009 convertible senior notes subject to Auto-Conversion in shares of common stock. The shares of common stock issued to satisfy the make-whole payment shall be valued at 90% of the simple average of the daily volume-weighted average prices of the common stock for the 10 trading days from June 24, 2004 to July 8, 2005.

The details concerning the procedural aspects of the auto-conversion of the 2009 convertible senior notes are described in an Auto-Conversion Notice that was mailed to holders of 2009 convertible senior notes on July 5, 2005. The Auto-Conversion transaction will be handled by U.S. Bank, NA.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company's website at www.viropharma.com.

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties, including those relating to the company's ability to manage its debt. The company's actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. These factors, and other factors, including, but not limited to those described in ViroPharma's annual report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements

# # #